                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                         PARKVALE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

     LOGO

--------------------------------------------------------------------------------

                                4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PA 15146

                                                              September 20, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Parkvale Financial Corporation. The meeting will be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 28, 1999, at 10:00 a.m.

     At the meeting, stockholders will act on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on any other business matters properly brought before the meeting.

     FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS, "FOR" THE RATIFICATION OF AUDITORS, AND "AGAINST" THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT.

     It is important that your shares be represented and voted at the Annual Meeting regardless of whether you plan to attend. Please complete, sign, date and return the enclosed proxy card promptly in the envelope provided.

                                            Sincerely,

                                            Robert J. McCarthy, Jr.
                                            President and
                                            Chief Executive Officer

                         PARKVALE FINANCIAL CORPORATION
                           4220 WILLIAM PENN HIGHWAY
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 373-7200
                         ------------------------------

                            NOTICE OF ANNUAL MEETING
                         TO BE HELD ON OCTOBER 28, 1999
                         ------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Parkvale Financial Corporation, Monroeville, Pennsylvania (the "Corporation") will be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 28, 1999, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     (1) To elect two directors for a term of three years or until their successors have been elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending June 30, 2000;

     (3) To consider and vote upon a shareholder proposal; and

     (4) To transact such other business as may properly come before the meeting.

     Stockholders of the Corporation of record at the close of business on August 30, 1999 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ ERNA A GOLOTA
                                          Erna A. Golota
                                          Secretary

Monroeville, Pennsylvania
September 20, 1999

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                         PARKVALE FINANCIAL CORPORATION
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is being furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Parkvale Financial Corporation (the "Corporation" or "PFC"), the holding company of Parkvale Savings Bank (the "Bank"), in connection with the solicitation of proxies on behalf of the Board of Directors, for use at the Annual Meeting of Stockholders to be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 28, 1999, at 10:00 a.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement is being first sent to stockholders on or about September 20, 1999.

     The proxies solicited hereby, if properly signed and returned to the Corporation, will be voted in accordance with the instructions contained therein if they are not revoked prior to their use. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED FOR THE SLATE OF DIRECTORS DESCRIBED HEREIN, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL DESCRIBED IN THIS PROXY STATEMENT, AND UPON THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS APPOINTED AS PROXIES.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Corporation written notice thereof (Erna A. Golota, Secretary, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146), (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

               VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF

     Only stockholders of record at the close of business on August 30, 1999 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 6,091,143 shares of Common Stock of the Corporation issued and outstanding and the Corporation had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote on each proposal at the Annual Meeting, with no cumulative voting for the election of directors permitted.

     The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) persons or entities known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Common Stock, (ii) directors of the Corporation, (iii) executive officers of the Corporation who are not directors but who are named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. The information shown is based upon filings pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), and/or information furnished by the individuals or entities.

                                                  NUMBER OF SHARES
                                                BENEFICIALLY OWNED AS           PERCENT OF
NAME OF BENEFICIAL OWNER                        OF AUGUST 30, 1999(1)          COMMON STOCK
------------------------                        ---------------------          ------------
Parkvale Financial Corporation                          501,542(2)                 8.23%
Employee Stock Ownership Plan
4220 William Penn Highway
Monroeville, PA 15146

Beck, Mack & Oliver LLC                                 467,945(3)                 7.68
330 Madison Avenue
New York, NY 10017

Dimensional Fund Advisors Inc.                          346,677(4)                 6.02
1299 Ocean Avenue
Santa Monica, CA 90401

DIRECTORS:
Fred P. Burger, Jr.                                     145,532(5)(6)              2.38
Andrea F. Fitting                                         6,250(5)                 0.10
Robert J. McCarthy, Jr.                                 345,970(5)(7)(8)           5.62
Patrick J. Minnock                                        9,210(5)                 0.15
Robert D. Pfischner                                     137,245(5)(9)              2.24
Warren R. Wenner                                         52,330(5)(10)             0.86

EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS:
Bruce C. Gilleylen                                       97,075(5)(7)(11)          1.59
Timothy G. Rubritz                                      104,378(5)(7)(12)          1.71
Steven A. Friedman                                       83,448(5)(7)(13)          1.36
William J. Burt                                           1,500(5)                    0

DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP
(17 persons)                                          1,184,630(5)(7)             18.52

---------

 (1) Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 (2) All shares have been allocated to the participants of the Employee Stock Ownership Plan ("ESOP").

 (3) Beck, Mack & Oliver LLC is an investment adviser registered under the Investment Advisers Act of 1940 and the 467,945 shares are owned by investment advisory clients of the firm. No one of these clients owns more than 5% of said shares.

 (4) Dimensional Fund Advisors Inc. is an investment adviser registered under the Investment Advisers Act of 1940 and the 346,677 shares are held in portfolios of certain affiliated entities. Dimensional disclaims beneficial ownership of all such shares.

 (5) Includes shares that may be acquired within 60 days through exercise of stock options as follows: Mr. Burger, 25,069 shares; Dr. Fitting, 6,000 shares; Mr. McCarthy, 61,539 shares; Mr. Minnock, 6,000 shares; Mr. Pfischner, 37,586 shares; Mr. Wenner, 23,069 shares; Mr. Gilleylen, 24,582 shares; Mr. Rubritz, 28,590 shares; Mr. Friedman, 24,582 shares; Mr. Burt, 1,500 shares; and all directors and executive officers as a group, 303,975 shares. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the individual or group but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group. Exclusive of shares which may be acquired upon the exercise of stock options, directors and executive officers of the Corporation as a group beneficially owned 880,655 shares or 14.46% of the issued and outstanding Common Stock.

 (6) Includes 32,446 shares held under Mr. Burger's deferred fee agreement with the Bank.

 (7) Includes shares allocated to such person or group under the ESOP as follows: Mr. McCarthy, 46,259 shares; Mr. Gilleylen, 28,883 shares; Mr. Rubritz, 28,864 shares; and all officers as a group, 177,518 shares. Also includes shares allocated under the Supplemental Executive Benefit Plan ("SEBP") as follows: Mr. McCarthy, 11,505 shares; Mr. Gilleylen, 338 shares; Mr. Rubritz, 287 shares; and all officers as a group, 12,130 shares. (See Audit-Finance Committee Report On Executive Compensation.) Shares are deemed to be beneficially owned by such individuals or group as a result of their ability to direct the ESOP and SEBP trustees' voting of such shares allocated to their respective accounts.

 (8) Includes 148,884 shares held jointly by Mr. McCarthy and his wife, 22,881 shares held by Mr. McCarthy as custodian for his children, and 54,902 shares held under deferred fee and compensation agreements with the Bank. Mr. McCarthy's address is 4220 William Penn Highway, Monroeville, PA 15146.

 (9) Includes 26,816 shares held jointly by Mr. Pfischner and his wife, 1,525 shares held by his wife and 18,107 shares held under a deferred fee agreement with the Bank.

(10) Includes 21,433 shares held jointly by Mr. Wenner and his wife and 7,828 shares held under a deferred fee agreement with the Bank.

(11) Includes 39,457 shares held jointly by Mr. Gilleylen and his wife.

(12) Includes 32,881 shares held jointly by Mr. Rubritz and his wife and 6,006 shares held by Mr. Rubritz as custodian for his children.

(13) Includes 26,901 shares held jointly by Mr. Friedman and his wife, 395 shares held by his wife and 3,660 shares held by Mr. Friedman as custodian for his children. Mr. Friedman resigned effective July 19, 1999 to pursue other interests.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires that directors and officers of the Corporation and the Bank file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors and officers are required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely upon review of copies of Forms 3, 4 and 5 received by the Corporation's compliance administrator, the Corporation believes that all filing requirements applicable to its directors and officers were complied with during fiscal 1999.

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
             DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     Pursuant to the Bylaws of the Corporation and by resolution of the Corporation's Board of Directors, the Board of Directors currently consists of six members. The Board of Directors is divided into three classes, and members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. There are no arrangements or understandings between the Corporation and any person pursuant to which such person has been nominated as a director. No director or executive officer is related to any other director or executive officer of either the Corporation or the Bank.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of all the nominees listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for the replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected. A majority of the shares of Common Stock entitled to vote, present in person or by proxy at the meeting, will constitute a quorum. The election of directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock by all stockholders entitled to vote thereon, whether in person or by proxy. Abstentions are considered in determining the presence of a quorum but will not be counted as votes cast. Accordingly, abstentions will have no effect on the plurality vote required for the election of directors. There will not be any "broker non-votes" on this proposal.

                      NOMINEES FOR TERMS EXPIRING IN 2002

                                          PRINCIPAL OCCUPATION                     DIRECTOR
NAME                 AGE               DURING THE PAST FIVE YEARS                    SINCE
----                 ---               --------------------------                    -----
Fred P. Burger, Jr.  72    Director; President of Burger Agency, Inc., a real         1981(1)(2)
                           estate brokerage firm and insurance agency, since
                           1948
Warren R. Wenner     78    Director, retired; previously a sales                      1968(1)(2)
                           representative for The Gage Co., a distributor of
                           industrial tools and equipment, from 1965 to 1985

           THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE NOMINEES
                            BE ELECTED AS DIRECTORS.

                     DIRECTORS WITH TERMS EXPIRING IN 2000

                                            PRINCIPAL OCCUPATION                   DIRECTOR
NAME                      AGE            DURING THE PAST FIVE YEARS                  SINCE
----                      ---            --------------------------                  -----
Robert D. Pfischner       77    Chairman of the Board; President of E.T.              1968(1)(2)
                                Lippert Saw Co., a manufacturer of saw blades
                                for industry and fabricator of armor plate,
                                since 1973
Andrea F. Fitting, Ph.D.  45    Chief Executive Officer of Fitting Kolbrener       Sept. 1998(2)
                                Creative since 1995 and President of Fitting
                                Communications, Inc. from 1986 to 1995,
                                marketing communications firms

                     DIRECTORS WITH TERMS EXPIRING IN 2001

                                            PRINCIPAL OCCUPATION                    DIRECTOR
NAME                     AGE             DURING THE PAST FIVE YEARS                   SINCE
----                     ---             --------------------------                   -----
Robert J. McCarthy, Jr.  56    Director; President and Chief Executive Officer            1985(1)(2)
                               of the Bank since December 1, 1984 and of the
                               Corporation since organization in August 1987;
                               previously President and Chief Executive
                               Officer of Metropolitan Federal Savings Bank,
                               Bethesda, Maryland
Patrick J. Minnock       42    President of Minnock Construction Company, a          Oct. 1998(2)
                               leading builder and land developer in the
                               western Pennsylvania area, since 1988; licensed
                               real estate broker since 1987

---------

(1) Includes terms as director of the Bank prior to organization of the Corporation in 1987.

(2) Currently serves as a director of the Bank.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Corporation holds regular meetings at least quarterly. Each member of the Board of Directors of the Corporation also serves as a director of the Bank. During the year ended June 30, 1999, the Board of Directors of the Corporation met twelve times. All directors attended 100% of such meetings and the meetings of the committees of the Board on which they served. All members of the Board serve on the Nominating Committee, which met two times during fiscal 1999. The Nominating Committee will consider nominations made by stockholders if such nominations are made in accordance with Article IV,
Section 3 of the Corporation's Bylaws. The Board also has other standing committees, each served by the same members of the Board and in the same capacities as those described below for similar committees of the Bank's Board. The Executive Committee, which did not meet in fiscal 1999, has the authority to exercise all of the powers of the Board between Board meetings. The joint Audit-Finance Committee of the Corporation and the Bank met four times in fiscal 1999. Directors of the Corporation do not receive any fees directly from the Corporation for serving as Board and Committee members. The Board does not have a separate compensation committee as determination of compensation is a function of the Audit-Finance Committee.

     The Board of Directors of the Bank meets regularly each month and may have additional special meetings. The Board met thirteen times during fiscal 1999. The Bank has standing Executive, Audit-Finance and Site-Building Committees as described below, in addition to other committees. During fiscal 1999, all directors attended 100% of the meetings held during the year by the Board of Directors and by all committees of the Board on which he served.

     The Executive Committee has the authority to exercise all the powers of the Board of Directors between Board meetings. The members of the Executive Committee are appointed annually and consisted of Mr. Burger, Dr. Fitting, Mr. Minnock and Mr. Wenner during fiscal 1999. Mr. Pfischner currently serves as Chairman of this committee. Mr. McCarthy attends but does not vote at the meetings. The Executive Committee met two times during fiscal 1999.

     The Audit-Finance Committee reviews the Bank's budget; the scope and results of the audit performed by the Corporation's and the Bank's independent auditors; the scope and results of the examinations performed by the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation; the Bank's system of internal control; and monitors compliance with the Bank's established investment, interest rate risk, financial futures and options policies. The members of such committee must consider and act upon (1) all transactions with respect to the investment portfolio, with the exception of Federal Funds sold, in excess of $25 million, and

(2) all hedging activities over $10 million and up to $25 million. In addition, the Audit-Finance Committee reviews and makes recommendations to the Board concerning compensation of officers and employees. The members of the Audit-Finance Committee are appointed annually and consisted of Dr. Fitting and Messrs. Burger, Minnock and Wenner during fiscal 1999. Messrs. Pfischner and McCarthy, as ex-officio members, attend the meetings but do not vote. Mr. Burger currently serves as Chairman of this committee. The Audit-Finance Committee met four times during fiscal 1999.

     The Site-Building Committee inspects, evaluates and recommends to the Board proposed sites for branch offices and recommends any major repairs and/or additions to such proposed sites that may be necessary. The members of the Site-Building Committee are appointed annually and consisted of Dr. Fitting and Messrs. Burger, Minnock and Wenner during fiscal 1999. Messrs. Pfischner and McCarthy, as ex-officio members, attend the meetings but do not vote. Mr. Wenner currently serves as Chairman of this committee. The Site-Building Committee met three times during fiscal 1999.

     Messrs. Burger, Pfischner and Wenner served as trustees/administrators of the Corporation's following benefit plans during fiscal 1999: 401(k) Plan, Employee Stock Ownership Plan and Stock Option Plans. To date, the directors serving as trustees/administrators of these plans have not received any additional compensation for such services.

COMPENSATION OF DIRECTORS

     Board members receive a retainer of $1,200 monthly, based on an annualized retainer of $14,400, and a fee for each meeting attended. For the first six months of fiscal year 1999, Board members received $450 for each meeting attended and effective January 1, 1999, received $500 for each meeting attended. Mr. McCarthy does not receive the annual retainer and meeting fees. Directors, excluding Messrs. Pfischner and McCarthy, received $200 for each committee meeting attended during fiscal 1999, except for the chairmen of the Audit-Finance and Site-Building committees, who received $225 per meeting attended. In addition to the normal $225 per meeting fee for fulfilling his duties as Chairman of the Site-Building Committee, Mr. Wenner also receives $100 for inspecting and evaluating a proposed branch site and any major repairs to a branch office or site. Mr. Wenner made seven inspections/ evaluations during fiscal 1999 and received a total of $700 for performing such services.

     On December 16, 1993, the Bank entered into a consulting agreement with Mr. Pfischner to serve as a consultant to the President-Chief Executive Officer, Board of Directors and executive staff of the Bank for a term of one year commencing on January 1, 1994 and continuing from year to year by written agreement. The agreement was extended by written agreement each year through 1999 under the same terms and conditions for a term of one year. The agreement provides for a minimum base annual fee of $20,400 payable monthly, which may be increased in the future. Either party may terminate the agreement by providing the other party with at least thirty days written notice before the expiration date of the agreement. Mr. Pfischner had performed consulting services to the Bank for many years without a written agreement. For services performed during fiscal 1999, in addition to the regular Board fees, Mr. Pfischner received $35,400 which included a bonus of $15,000 for outstanding services to the Bank.

     Under the 1993 Directors' Stock Option Plan, each person who serves as a non-employee director immediately following the last adjournment of each Annual Meeting shall be granted as of such date a compensatory stock option to purchase shares of the Corporation's Common Stock at a price equal to the fair market value of a share of the Common Stock on that date. On the 1998 Annual Meeting date, each non-employee director received an option to purchase 2,000 shares. The fair market value on the October 22, 1998 Annual Meeting date was $22.375 per share. The Plan was amended on December 17, 1998. The amendment provided that each person serving as a non-employee director on that date be granted an option to purchase 4,000 shares of the Common Stock, except that Mr. Pfischner be granted an option to purchase 6,000 shares of the Common Stock. The fair market value on December 17, 1998 was $21.50 per share. All other provisions of the Plan continue in full effect.

     Directors may make an irrevocable election prior to the beginning of each calendar year to defer all or a portion of the annual retainer and meeting fees into a cash account and/or a PFC stock account.

The cash account earns interest each year at a rate equal to the rate paid on the Bank's highest rated certificate of deposit on the first business day of each calendar year. The stock account is credited with the dividends paid on PFC stock during the year. Prior to the beginning of the year, each participant may elect to purchase PFC Common Stock with the cash in either account. A third deemed investment option earns the performance rate of any of the selected mutual funds offered by CIGNA to participants of the Bank's 401(k) Plan. At the end of each quarter, the account is credited with gains (or debited for losses) in accordance with the mutual fund experience reports provided by CIGNA. Participants may receive payments from their accounts on the attainment of an age after 65 or at termination of Board service in cash, in either a lump sum or annual installments, or receive the Common Stock.

EXECUTIVE MANAGEMENT

     The following table sets forth certain information with respect to executive officers of the Corporation and the Bank who are not directors of the Corporation. There are no arrangements or understandings between the Corporation or the Bank and any person pursuant to which such person has been appointed an executive officer. No executive officer is related to any other executive officer or director of the Corporation or the Bank by blood, marriage or adoption. Officers of the Corporation and the Bank are appointed annually by the respective Boards of Directors for one-year terms.

                                                      PRINCIPAL OCCUPATION DURING
        NAME                AGE                           THE PAST FIVE YEARS
---------------------       ---                           -------------------
Timothy G. Rubritz          45        Vice President-Treasurer of the Corporation since its
                                      organization in August 1987; Senior Vice President-Treasurer of the Bank since December 1989; Vice President-Treasurer
                                      from January 1986 to December 1989; joined the Bank in June
                                      1985 as audit director; with Coopers & Lybrand from 1976 to
                                      1985, including a general practice manager at such firm from
                                      1982 to 1985.
Bruce C. Gilleylen          53        Vice President of the Corporation since October 1995; Senior
                                      Vice President and Chief Lending Officer of the Bank since
                                      December 1989; Vice President from March 1986 to December
                                      1989; joined the Bank in January 1986; with Equibank from
                                      1982 to 1985, including a Senior Vice President thereof from
                                      1984 to 1985.
Steven A. Friedman          49        Vice President of the Corporation since October 1995; Senior
                                      Vice President of the Bank since December 1990;
                                      Audit-Compliance Officer of the Corporation and the Bank;
                                      Vice President of the Bank from September 1986 to December
                                      1990; joined the Bank in July 1986. Mr. Friedman resigned
                                      effective July 19, 1999 to pursue other interests.
William J. Burt             54        Senior Vice President since joining the Bank in March 1998;
                                      in charge of Retail Banking; with National City Bank,
                                      formerly Integra Bank, as Area President from April 1995 to
                                      September 1997 and with Integra Financial Corporation as
                                      Senior Vice President, Bank Operations from 1989 to March
                                      1995.
Gail B. Anwyll              47        Vice President of the Bank since December 1992; in charge of
                                      Human Resources Department and Marketing; Assistant
                                      Corporate Secretary since July 1990; Senior Assistant Vice
                                      President from December 1991 to December 1992; Assistant
                                      Vice President from December 1989 to December 1991; joined the Bank in August 1989 as Director of Human Resources; with
                                      Lyman Savings & Loan Association from 1976 to August 1989, serving as Executive Vice President from 1987 to August
                                      1989.

                                                      PRINCIPAL OCCUPATION DURING
        NAME                AGE                           THE PAST FIVE YEARS
---------------------       ---                           -------------------
Nancy E. Kelly              50        Vice President of the Bank since December 1996; in charge of branch operations since May 1997; Senior Assistant Vice
                                      President from December 1991 to December 1996; Assistant
                                      Vice President from December 1990 to December 1991; joined the Bank in December 1989.
Charles M. Murslack         45        Vice President of the Bank since December 1991; Assistant
                                      Vice President from June 1988 to December 1991; responsible for data processing systems; joined the Bank in January
                                      1988; with Mellon Bank from 1975 to January 1988.
Thomas R. Ondek             40        Vice President of the Bank since December 1989; in charge of
                                      Savings/Checking Department; Assistant Vice President from
                                      December 1986 to December 1989; branch manager from April to
                                      December 1985; joined the Bank in May 1984.
Robert A. Stephens          44        Vice President of the Bank since December 1989 and Assistant
                                      Chief Lending Officer since December 1998; Assistant Vice
                                      President from November 1984 to December 1989; joined the
                                      Bank in August 1981 as a loan officer.

                         AUDIT-FINANCE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     PFC's business consists primarily of the business of the Bank and its subsidiaries. The financial results of PFC are a direct function of the Bank's achievement of its goals as set forth in its long-term strategic plan. Executives are compensated for their contribution to the achievement of these goals, which benefits the stockholders, customers, employees and communities in which the Bank operates.

     PFC's Audit-Finance Committee is comprised of four outside directors of PFC, which are the same directors who make up the Bank's Audit-Finance Committee. The Audit-Finance Committees of the Bank and PFC ("Committee") jointly administer executive compensation, with all compensation currently paid by the Bank. The Committee reviews all issues pertaining to executive compensation and submits its recommendations to the full Board of Directors for approval. Mr. Robert J. McCarthy, Jr., in his capacity as a member of the Board of Directors of PFC and the Bank, abstains from any Board of Directors' vote concerning compensation affecting himself. The Committee's compensation program for executive officers currently consists of annual payments of salary and bonuses and periodic grants of options to purchase Common Stock under PFC's Stock Option Plans. Each element of the program has a different purpose. Salary and bonus payments are mainly designed to reward current and past performance. Stock option awards are designed to help attract and retain superior personnel for positions of substantial responsibility as well as to provide additional incentive to contribute to the long-term success of PFC.

     In determining the amount and form of executive compensation to be paid or awarded in fiscal 1999, the Committee considered PFC's overall performance over a period of years--and its future objectives and challenges--rather than a guideline or formula based on any particular performance measure in a single year. Within this framework, the Committee considered, among other things, the following performance factors in making its compensation decisions in fiscal 1999: return on equity; earnings per share; fair market value of the Common Stock; and the Bank's achievement of its annual goals relating to earnings, growth, net worth, asset quality, efficiency ratio and evaluation by regulators as to safety and soundness. The Committee's decisions concerning the compensation of individual executive officers during fiscal 1999 were made in the context of historical practice and competitive environment, including comparisons with compensation practices of companies of similar size and function in the financial services industry. The Committee has not addressed the adoption of a policy with respect to the issue of the deductibility of qualifying executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") because no executive has compensation subject to Section 162(m) that exceeds the $1,000,000 threshold.

     Supplemental non-qualified benefit plans are provided to executive officers as follows:

     Supplemental Executive Benefit Plan

     Effective December 31, 1994, PFC and the Bank adopted the Supplemental Benefit Plan ("SEBP") for the benefit of certain officers who are subject to the limitations imposed by Sections 401(a)(17) and 415 of the Code on the maximum amount of compensation which may be taken into consideration for the purposes of the Parkvale Financial Corporation Employee Stock Ownership Plan ("ESOP") and the maximum amount of benefits which may be allocated to an individual participant thereunder. In calendar year 1994, the maximum amount of base pay for qualified benefit plan purposes was reduced to $150,000 from $235,840 previously. In 1997 and 1998, the base amount was $160,000. Persons earning more than $160,000 were deprived of retirement funds otherwise available to them. The officers affected by the Code limitation in calendar year 1998 were Messrs. McCarthy, Gilleylen and Rubritz. Treasury shares of PFC Common Stock applicable to the 1998 distribution were allocated to the Trust administered by Heritage Trust Company for their benefit as follows: 1,647 shares for Mr. McCarthy, 88 shares for Mr. Gilleylen and 65 shares for Mr. Rubritz. The value of those shares, based upon the closing price of $20.8125 per share on the last trading day of calendar 1998 (December 31, 1998), is included in the Summary Compensation Table.

     Executive Deferred Compensation Plan

     Due to benefit limits imposed by the Code and/or discrimination tests of highly compensated employees, the Bank adopted, effective July 1, 1994, the Parkvale Savings Bank Executive Deferred Compensation Plan ("EDCP") for certain senior officers of the Bank to compensate such individuals who participate in the 401(k) Plan for benefits lost under the Plan. The EDCP is an unfunded, non-qualified plan which provides for the accrual of matching contributions and investment returns that may not be accrued under the 401(k) Plan. Under the 401(k) Plan, participating employees may voluntarily make pre-tax contributions to their accounts up to 10% of covered plan compensation. The Bank matches 50% of the employee's pre-tax contributions up to a maximum of 6% of the employee's covered compensation. In addition, the Bank may make a profit sharing contribution equal to a percentage of each eligible employee's covered compensation during a plan year, subject to the Bank's profitability and the discretionary approval of the Board of Directors. The historical discretionary contribution has been 2%.

BASES FOR CHIEF EXECUTIVE OFFICER AND NAMED EXECUTIVE OFFICERS COMPENSATION

     In fiscal 1999, PFC's President and Chief Executive Officer received total cash payments of $480,000 in salary and bonus (as shown in the Summary Compensation Table). The Committee notes that Mr. McCarthy's salary in fiscal 1999 was less than 4% higher than his salary in fiscal 1998, and that the bonus paid to Mr. McCarthy in fiscal 1999 exceeded 74% of his salary for the year, as PFC achieved record levels of operating income. The bonuses paid to Messrs. Gilleylen, Rubritz, Friedman and Burt in fiscal 1999 exceeded 39%, 38%, 44% and 8%, respectively, of their salaries for the year.

     The Committee considered these 1999 payments appropriate in light of PFC's earnings and inherent stockholder value. In addition, the Committee determined Mr. McCarthy's fiscal 1999 compensation based on its assessment of his ability and dedication to enhance the long-term value and financial strength of PFC by continuing to provide the leadership and vision that he has provided throughout his tenure as Chief Executive Officer. As of June 30, 1999, PFC's market value has increased by 937% on a per share basis since the Bank's conversion from the mutual to the stock form of ownership in July 1987. This performance is further highlighted on the following Five-Year Performance Graph, which compares PFC's stock performance with the stock performance of other companies as measured by broad indices.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, no member of the Audit-Finance Committee was a former or is presently a full-time officer or employee of the Corporation or any of its subsidiaries.

                            AUDIT-FINANCE COMMITTEE

Fred P. Burger, Jr.                   Patrick J. Minnock
Andrea F. Fitting                     Warren R. Wenner

PERFORMANCE GRAPH

     The following table and graph compares the yearly cumulative total return of the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the Nasdaq Market Index and
(ii) the yearly cumulative total return on the stocks included in the Nasdaq Financial Stock Market Index as reported by the Center for Research in Securities Prices at the University of Chicago. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The per share amounts have been adjusted to reflect the 5 for 4 stock splits in October 1994, 1995, 1996, 1997 and 1998.

                           TABLE OF CUMULATIVE VALUES
                           --------------------------

                                      1994      1995      1996      1997      1998      1999
                                      ----      ----      ----      ----      ----      ----
Parkvale...........................  $100.00   $108.92   $132.18   $184.48   $274.08   $237.10
Nasdaq.............................   100.00    133.48    171.38    208.42    274.43    392.51
Nasdaq Financial...................   100.00    114.34    148.88    217.75    282.73    284.80
Book Value Per Share...............     8.48      9.76     11.04     11.87     13.00     13.84
Market Value Per Share.............    10.16     10.85     12.93     17.68     25.80     21.75

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                       PARKVALE                     NASDAQ                 NASDAQ FINANCIAL
                                       --------                     ------                 ----------------
'1994'                                  100.00                      100.00                      100.00
'1995'                                  108.92                      133.48                      114.34
'1996'                                  132.18                      171.38                      148.88
'1997'                                  184.48                      208.42                      217.75
'1998'                                  274.08                      274.43                      282.73
'1999'                                  237.10                      392.51                      284.80

* Assumes the investment of $100 on June 30, 1994 and the reinvestment of all dividends.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table sets forth a summary of certain information concerning the compensation awarded or paid for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and other executive officers of the Corporation and the Bank ("Named Executive Officers") whose total compensation during the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                              ANNUAL COMPENSATION    COMPENSATION
                                              -------------------    ------------       ALL OTHER
NAME AND PRINCIPAL POSITION      FISCAL YEAR  SALARY(1)    BONUS     OPTION AWARDS  COMPENSATION(2)(3)
---------------------------      -----------  ---------    -----     -------------  ------------------
Robert J. McCarthy, Jr.             1999      $280,000    $200,000         0             $76,256
  President and Chief Executive     1998       271,000     225,000         0              86,911
  Officer                           1997       262,000     200,000         0              87,787

Bruce C. Gilleylen                  1999       127,800      50,000         0              28,288
  Vice President of the             1998       125,400      50,000         0              33,930
  Corporation, Senior Vice          1997       122,400      46,000         0              37,747
  President and Chief Lending
  Officer of the Bank

Timothy G. Rubritz                  1999       125,400      48,000         0              27,589
  Vice President-Treasurer of       1998       123,000      48,000         0              33,177
  the Corporation and Senior        1997       120,600      45,000         0              37,507
  Vice President-Treasurer of
  the Bank

*William J. Burt                    1999       120,600      10,000         0               2,118
  Senior Vice President of the      1998        30,923        --           0                 -0-
  Bank

Steven A. Friedman                  1999        94,800      42,000         0              21,792
  Vice President of the             1998        92,400      42,000         0              24,959
  Corporation, Senior Vice          1997        89,400      38,000         0              27,430
  President of the Bank and
  Audit-Compliance Officer of
  the Corporation and the Bank

---------

(1) Salary includes amounts deferred at the election of the executive officer through the Bank's 401(k) Plan and Executive Deferred Compensation Plan ("EDCP").

(2) Includes the Bank's contributions to the 401(k) Plan and EDCP during fiscal 1999 on behalf of Mr. McCarthy ($24,500), Mr. Gilleylen ($8,878), Mr. Rubritz ($8,658), Mr. Burt ($2,118) and Mr. Friedman ($6,828).

(3) Includes the value of the Common Stock allocated to the ESOP and SEBP Trust accounts of Messrs. McCarthy ($51,856), Gilleylen ($19,410), Rubritz ($18,931), and the ESOP account of Mr. Friedman ($14,964), based upon the closing price of $20.8125 per share on the allocation date, December 31, 1998.

 * Mr. Burt joined the Bank on March 30, 1998. He was not eligible to participate in the ESOP until the beginning of the Plan year on January 1, 1999.

     The column "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                  -----------------------------
                                  NUMBER OF
                                  SECURITIES      % OF TOTAL
                                  UNDERLYING   OPTIONS GRANTED    EXERCISE OR                 GRANT DATE
                                   OPTIONS     TO EMPLOYEES IN     BASE PRICE    EXPIRATION     PRESENT
NAME                               GRANTED       FISCAL YEAR       PER SHARE        DATE      VALUE(1)(2)
----                               -------       -----------       ---------        ----      -----------
Robert J. McCarthy, Jr.             18,000            20%            $21.50      12/17/2008     $77,940
Timothy G. Rubritz                   6,000             7              21.50      12/17/2008      25,980
Bruce C. Gilleylen                   6,000             7              21.50      12/17/2008      25,980
Steven A. Friedman                   6,000             7              21.50      12/17/2008      25,980
William J. Burt                      3,000             3              21.50      12/17/2008      12,990

---------

(1) The estimated value shown, which was determined by application of the Black-Scholes option pricing model, was developed solely for purposes of comparative disclosure in accordance with the regulations of the Securities and Exchange Commission and does not necessarily reflect PFC's view of the appropriate value or methodology for purposes of financial reporting. Use of this model should not be viewed in any way as a forecast of the future performance of the Common Stock, volatility or dividend policy. No adjustments have been made for forfeitures or non-transferability.

(2) The estimated present value of the options is $4.33 per share and is based upon historical experience. The assumption used in calculating the option value are as follows: Volatility of 0.163, calculated using daily stock returns for the twenty-four month period preceding the option award; a risk-free rate of interest of 4.65%, representing the interest rate on a United States Treasury Note with a maturity date corresponding to the expected term of the options; a dividend yield of 2.79%, the indicated yield at the grant date; a stock price at date of grant of $21.50, which is equal to the exercise price; and an option term of nine years.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning stock options exercised during fiscal year 1999 by the Named Executive Officers and the value of unexercised stock options held by each such officer at fiscal year end (June 30, 1999). The number of shares have been adjusted to reflect the 5 for 4 stock splits in October 1993, 1994, 1995, 1996, 1997 and 1998.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING        VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                  AT FISCAL YEAR END     AT FISCAL YEAR END
                                 SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
NAME                               ON EXERCISE     REALIZED(1)      UNEXERCISABLE         UNEXERCISABLE(2)
----                               -----------     -----------      -------------         ----------------
Robert J. McCarthy, Jr.              20,776         $393,948         61,539/9,000           $415,305/-0-
Bruce C. Gilleylen                       --               --         24,582/3,000            183,664/-0-
Timothy G. Rubritz                       --               --         28,590/3,000            258,160/-0-
William J. Burt                          --               --          1,500/1,500                -0-/-0-
Steven A. Friedman                       --               --         24,582/3,000            183,664/-0-

---------

(1) The value was determined by subtracting the exercise price from the fair market value of the Common Stock on the exercise date.

(2) The value was determined by subtracting the exercise prices from the fair market value of the Common Stock on June 30, 1999 ($21.4375 per share) and multiplying the same by the number of options.

           LONG-TERM INCENTIVE PLANS--AWARDS IN THE LAST FISCAL YEAR

     A long-term incentive plan has not been instituted for either the Corporation or the Bank.

EMPLOYMENT AGREEMENTS

     The Bank entered into a five-year employment agreement with Mr. McCarthy in April 1987 and the Corporation became a party to the agreement upon consummation of the reorganization of the Bank into the holding company form of organization in January 1989. The initial term of the agreement was extended automatically for an additional year on each anniversary date of the agreement. Effective January 1, 1997, a new five-year employment agreement was entered into by the parties to reflect the holding company formation, the Bank's charter conversion to a savings bank and change in regulators, and changes in applicable law and regulatory policies since 1987. The agreement provides for a minimum annual salary of $262,000, which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Corporation and the Bank. In addition, Mr. McCarthy may receive bonus payments as determined by the Boards of Directors. Prior to the first anniversary of the effective date and each annual anniversary thereafter, the Boards of Directors shall consider all relevant factors, including Mr. McCarthy's performance, and if appropriate approve a one-year extension of the remaining term of the agreement. The term of Mr. McCarthy's agreement will be extended each year if the Boards of Directors of the Bank and the Corporation ("Parkvale") approve the extension, unless Mr. McCarthy provides at least 30 days written notice not to extend the agreement beyond its remaining term. The agreement is terminable by Parkvale for cause at any time.

     The agreement with Mr. McCarthy provides for severance payments and other benefits in the event Parkvale terminates his employment without cause or Mr. McCarthy resigns for "good reason," as defined in the agreement. Good reason includes among other things a "change in control" of Parkvale, which is defined to include any of the following: (1) any change in control required to be reported pursuant to Item 6(e) of Schedule 14A promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 10% or more of the combined voting power of the Corporation's then outstanding securities; or (3) within any period during the term of the agreement, a change in the majority of the Board of Directors for any reason without the written consent of Mr. McCarthy. In such event, Parkvale will give severance payments to Mr. McCarthy equal to 2.99 times his average annual base salary, bonus and other incentive compensation for the preceding three years, plus the continuation or payment of certain fringe benefits other than stock benefit plans. Under Mr. McCarthy's employment agreement, Mr. McCarthy could receive payments and benefits that constitute a parachute payment. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includible in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. In such event, Parkvale has agreed to pay the 20% excess tax that would otherwise be owed by Mr. McCarthy and such additional amounts as may be necessary to reimburse Mr. McCarthy for the federal, state and local income taxes and excise taxes on such amounts.

     The agreement also precludes Mr. McCarthy from owning (excluding the ownership of 1% or less of the stock of a public corporation), managing, operating and controlling, being employed by or participating in or being in any way connected with any other business covered by federal deposit insurance which is located in the Pennsylvania counties of Allegheny, Armstrong, Butler, Beaver, Washington and Westmoreland. Such restriction shall continue throughout Mr. McCarthy's employment with Parkvale.

     The employment agreement with Mr. McCarthy, to the extent it increases the cost of any acquisition of control of the Corporation, could be deemed to have an anti-takeover effect. As a result, the agreement may discourage takeover attempts which (1) are deemed by certain stockholders to be in their best interests, (2) might be at prices in excess of the then market value of the Corporation's Common Stock, and (3) as a result, may tend to perpetuate existing management.

LOANS TO MANAGEMENT

     In the ordinary course of business, the Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectability nor present other unfavorable features. At June 30, 1999, the Bank had 12 loans outstanding to directors and executive officers of the Bank, or members of their immediate families or related entities. These loans totaled approximately $4.03 million or 4.7% of our total shareholders' equity at June 30, 1999.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the year ending June 30, 2000, and has further directed that the selection of such auditors be submitted for ratification by the stockholders at the Annual Meeting. The Corporation has been advised by Ernst & Young LLP that neither the firm nor any of its associates has any relationship with the Corporation or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the total votes cast at the Annual Meeting is required for this proposal. Abstentions will not be counted as votes cast and, accordingly, will have no effect on this proposal. There will be no "broker non-votes" with respect to this proposal.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
              RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
                    AS INDEPENDENT AUDITORS FOR FISCAL 2000.

     A stockholder, who is a relative of the presenter of a similar proposal at the 1998 Annual Meeting, has given the Corporation notice of intention to introduce the following proposal for consideration and action by stockholders at the Meeting. The name, share holdings and address of said stockholder will be supplied upon written request to the Secretary.

                              STOCKHOLDER PROPOSAL

     RESOLVED, that the Corporation's shareholders do not approve of the Corporation's recent financial performance and, believing that the value of their investment in the Corporation can only be maximized through its sale or merger, hereby STRONGLY URGE that the board of directors immediately take the necessary steps to achieve a sale, merger or other acquisition of the Corporation as promptly as possible on terms which will maximize shareholder value.

                              SUPPORTING STATEMENT

     Proponent believes that the Corporation's management is not acting in the best interest of its shareholders. According to Sheshunoff Banks and Savings and Loans of Pennsylvania 1998, of 10 comparably sized Pennsylvania banks, the Corporation had the sixth worst Return on Average Equity and tied for the seventh worst Return on Average Assets for the period 1996-1997. Proponent does not believe that the Corporation has meaningfully improved its performance since then. These returns speak for themselves -- the Corporation is not keeping up with its competition. Proponent does not believe that the current management has either the commitment or the strategic plan needed to improve on its past record in any meaningful way.

     Last year, a similar proposal received the favorable vote of the holders of 24.7% of the votes cast. In the supporting statement for that proposal, it was noted that Parkvale's stock had benefited from the expectations raised by strong merger activity in the financial sector. IN A LETTER TO THE SHAREHOLDERS DATED SEPTEMBER 29, 1998, THE PRESIDENT OF PARKVALE DISCOUNTED CONCERNS THAT PARKVALE'S STOCK WOULD FLOUNDER IF THE COMPANY DID NOT SEEK TO BE ACQUIRED. HE ARGUED THAT BECAUSE THE CORPORATION'S STOCK PRICE HAD INCREASED SINCE MAY, 1996, "IT WAS PREMATURE TO SELL." SINCE THEN, THE CORPORATION'S STOCK HAS DECLINED IN THE FACE OF A REMARKABLY STRONG STOCK MARKET AND WHAT THE PROPONENT BELIEVES IS AN AGGRESSIVE STOCK REPURCHASE PROGRAM. ON THE DATE OF THE PRESIDENT'S LETTER TO SHAREHOLDERS, THE CORPORATION'S STOCK CLOSED AT $23.1275 PER SHARE. ON AUGUST 4, 1999, THE STOCK CLOSED AT $20.25 PER SHARE. Recently, financial institution stocks have generally not fared well, however proponent believes that investors would find Parkvale more attractive, regardless of its industry sector, if its management showed greater interest in maximizing the value to its shareholders by seeking to sell the Corporation. Proponent believes that this management team has lost the confidence of the investor community and is not returning value to the shareholders. Proponent believes that the only way this management team can maximize share value is for the Corporation to promptly seek to be acquired. IF YOU AGREE THAT THE DIRECTORS SHOULD TAKE THIS STEP, PLEASE MARK THE PROXY CARD FOR PROPOSAL NUMBER 3.

                      RESPONSE OF YOUR BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE
ABOVE STOCKHOLDER PROPOSAL   FOR THE REASONS SET FORTH BELOW.

YOUR BOARD IS COMMITTED TO MAXIMIZING SHAREHOLDER VALUE

     The Board of Directors is committed to maximizing shareholder value and acting in accordance with its fiduciary duties to ALL shareholders. We simply disagree with the proponent on the best way to achieve this objective. Based upon our experience and track record, we urge you to support us in our ongoing efforts to enhance shareholder value.

     You should consider the following facts in deciding how to vote:

     - We recently ranked as the 14th best performing thrift of the top 100 publicly traded thrifts in the country.

     - Our returns on average equity exceeded 14.50% in each of the last three years.

     - Our net income continues to increase.

     - Our shareholders have enjoyed significant total returns.

     - Our assets and deposits continue to grow.

     We believe that we are continuing to increase the franchise value of the Corporation, and we continue to outperform our peer group. Your Board believes that shareholders have been well served by the Board's leadership and guidance over the past 10 years, and the Board believes that it is in a much better position than the proponent to determine what is in the best interests of ALL shareholders.

     Your Board will carefully consider any appropriate action that would serve the best interests of the shareholders, including any bona fide offer for the purchase of the Corporation. In light of our increasing profitability and future prospects, WE BELIEVE THAT A FORCED SALE "AS PROMPTLY AS POSSIBLE" IS NOT IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

WE ARE THE 14TH BEST PERFORMING THRIFT OF THE TOP 100 PUBLICLY TRADED THRIFTS IN THE UNITED STATES FOR 1998 AND THE 7TH BEST PERFORMING THRIFT OVER THE LAST 3 YEARS.

     In July 1999, SNL Securities, a nationally recognized authority on financial institutions, published its performance ranking of the top 100 largest publicly owned thrifts throughout the entire country. We ranked as the 14th best performing thrift during 1998 and the 7th best performing over the last 3 years, which is a tribute to our consistency. The performance ranking considered return on average equity, return on average assets, efficiency ratio, three-year earnings per share growth rate, nonperforming assets to total assets, and net charge-offs to average loans. In most of these areas, our results for fiscal 1999 are even better than they were for the three previous years.

OUR NET INCOME CONTINUES TO INCREASE

     Our profitability has increased in each of the last five years (excluding the impact of the special SAIF assessment on September 30, 1996) as shown in the following table:

                                 RETURN ON        RETURN ON
FISCAL YEAR     NET INCOME     AVERAGE ASSETS   AVERAGE EQUITY
-----------     ----------     --------------   --------------
              (IN THOUSANDS)
 1995            $ 8,071            0.93%           13.89%
 1996              9,618            0.98            13.99
 1997             10,143            1.07            14.70
 1998             11,118            1.08            14.59
 1999             12,098            1.05            14.98

     We have outperformed the median results for a group of 12 other publicly owned savings institution holding companies ("Peer Group") over the 12 months ended June 30, 1999 and over the last 3 years, as set forth in the following table:

                                         12 MONTHS ENDED JUNE 30, 1999            THREE-YEAR AVERAGE(3)
                                         -----------------------------            ---------------------
                                       RETURN ON   RETURN ON                RETURN ON   RETURN ON
                           TOTAL        AVERAGE     AVERAGE    EFFICIENCY    AVERAGE     AVERAGE    EFFICIENCY
                          ASSETS        ASSETS      EQUITY      RATIO(2)     ASSETS      EQUITY      RATIO(2)
                          ------        ------      ------      --------     ------      ------      --------
                       (IN MILLIONS)
Parkvale                  $1,202         1.05%       14.98%       44.9%       1.07%       14.76%       45.2%
Peer Group Median(1)       1,272          .95         8.75        53.0         .93         8.82        53.5

---------

(1) The Peer Group consists of all savings institution holding companies with total assets as of June 30, 1999 between $800 million and $2.0 billion located in Pennsylvania, Delaware, New Jersey, New York, Ohio and West Virginia and which were fully public prior to January 1, 1998. Information regarding the Peer Group was provided by SNL Securities.

(2) The efficiency ratio is defined as (a) total non-interest expense less amortization expense, divided by (b) net interest income plus non-interest income. Institutions with a lower percentage are deemed to be more efficient in controlling expenses.

(3) Excludes charges associated with the one-time special SAIF assessment on September 30, 1996.

     Your Board of Directors believes that the Corporation's financial performance has been and continues to be strong. PROPONENT'S OPINION THAT WE ARE NOT KEEPING UP WITH OUR COMPETITION IS SIMPLY NOT TRUE. Proponent compares us with 10 Pennsylvania banks and fails to include any Pennsylvania savings institutions, which is what we are. While we aspire to operate more like a commercial bank than a savings institution, it will take several more years to prudently integrate commercial banking activities into our operations. We have made strides in changing our asset and liability mix to more closely resemble that of a commercial bank as witnessed by the 23% increase in checking accounts for fiscal year 1999 and 16% increase for 1998. In addition, consumer and commercial loans increased 36% for fiscal year 1999 and 22% for 1998. During this transition, our net income has increased in each of the last five years, excluding the impact of the one-time special SAIF assessment on September 30, 1996.

OUR SHAREHOLDERS HAVE ENJOYED SIGNIFICANT TOTAL RETURNS

     We believe proponent's opinion that our stock has declined in the face of a remarkably strong stock market is misleading. While Parkvale's stock declined 12.4% as pointed out by the proponent from September 29, 1998 ($23.127) to August 4, 1999 ($20.25) and 15.7% as noted elsewhere in this document from June 30, 1998 ($25.80) to June 30, 1999 ($21.75), financial institution stocks in general were subject to pricing pressures as a result of perceived inflationary pressures and the Federal Reserve's willingness to increase rates quickly if these inflationary fears become reality.

     While our stock price declined 15.7% from June 30, 1998 to June 30, 1999, the median price decline for the 12 member Peer Group was 19.4% and the median decline for the 4 members of the Peer Group that are headquartered in Pennsylvania was 23.1% for the same period. In addition, the recent median Price to Book Value for the Peer Group was 128.2% vs. 148.1% for Parkvale. We believe the investment community has given our stock a higher book value premium and our stock price has held its value better than the Peer Group because of our superior financial performance.

     In spite of our reduced stock price in the past year, our shareholders have enjoyed significant total returns over the last three, five and ten years as shown in the following table:

                                                      TOTAL CUMULATIVE
                                                         RETURN(1)
                                                         ---------
Last Three Years                                            79.4%
Last Five Years                                            137.1%
Last Ten Years                                             773.0%

---------

(1) Based on the closing price of $21.75 per share as of June 30, 1999, giving effect to cash dividends and stock splits during the periods shown.

OUR ASSETS AND DEPOSITS CONTINUE TO GROW

     Our total assets increased by $106 million or 9.7% in fiscal 1999 and by $104 million or 10.5% in fiscal 1998 over the respective prior years. Your Board of Directors believes that prudent, sustainable growth is in the best interests of the shareholders.

     Our total deposits increased by $88 million or 9.3% in fiscal 1999 and by $68 million or 7.7% in fiscal 1998 over the respective prior years. Our fiscal 1999 growth in deposits was second in the Peer Group, with the first having made an acquisition during the same period.

OUR DIRECTORS AND OFFICERS HAVE A SIGNIFICANT OWNERSHIP INTEREST

     Your Board of Directors believes that it is important for the directors and executive officers to own a significant number of shares of Common Stock so that their interests are aligned with all shareholders. The 17 current directors and executive officers as a group are deemed to beneficially own an aggregate of 880,655 shares of Common Stock, representing 14.46% of the outstanding Common Stock. See "Voting Securities and Beneficial Ownership Thereof."

ADOPTION OF THE PROPOSAL WOULD BE DETRIMENTAL TO THE BOARD'S EFFORTS

     Your Board believes that adoption of this shareholder proposal would create an uncertain public atmosphere which, in its judgment, would disadvantage any efforts to merge or sell the Corporation. Adoption of the proposal could result in the Board having diminished bargaining power and being pressured into accepting a price for the Common Stock that does not reflect the true long-term value of the Corporation. In addition, the uncertain atmosphere that could be created by adoption of this proposal could result in us losing valuable customer relationships and employees, which would impair the value of our franchise.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT THE STOCKHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

     The affirmative vote of the holders of a majority of the total votes cast is required to approve the stockholder proposal. Because abstentions are deemed to be present at the meeting but not a cast vote, abstentions will have no effect on the outcome of the stockholder proposal. Under rules of the New York Stock Exchange, the stockholder proposal is considered a "non-discretionary" item upon which brokerage firms may not vote on behalf of their clients unless such clients have furnished voting instructions. These "broker non-votes" will have no effect on the outcome of the stockholder proposal.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have presented at the next Annual Meeting of Stockholders to be held in October 2000, must be received at the main office of the Corporation no later than May 17, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     A copy of the Corporation's Annual Report to Stockholders for the year ended June 30, 1999 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

     UPON RECEIPT OF A WRITTEN REQUEST, THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1999 AND A LIST OF THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO TIMOTHY G. RUBRITZ, TREASURER, PARKVALE FINANCIAL CORPORATION, 4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PENNSYLVANIA 15146. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                 OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Corporation to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Corporation's Common Stock. In addition to solicitations by mail, directors, officers and employees of Parkvale may solicit proxies personally or by telephone without additional compensation. The Corporation may retain a proxy soliciting firm to assist in the solicitation of proxies. The cost of such a firm would not be expected to exceed $10,000.

                                          By Order of The Board of Directors

                                          /s/ ERNA A. GOLOTA
                                          Erna A. Golota,
                                          Secretary

September 20, 1999

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                                REVOCABLE PROXY
                         PARKVALE FINANCIAL CORPORATION



                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                 Solicited on Behalf of the Board of Directors

     The undersigned, being a stockholder of the Corporation, hereby authorizes the Board of Directors of the Corporation as proxies with full powers of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on October 28, 1999, at 10:00 a.m. Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast if then personally present on all proposals coming before the meeting.

     This proxy may be revoked at any time before it is exercised.

                                                                FOR ALL
                                        FOR       WITHHOLD       EXCEPT
1. Election of Directors:               [ ]          [ ]           [ ]

      Nominees:

      Fred P. Burger, Jr.
      Warren R. Wenner

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


---------------------------------------------------------------------------

                                        FOR       AGAINST        ABSTAIN
2. Appointment of Ernst & Young LLP     [ ]         [ ]            [ ]
   as the Corporation's independent
   auditors for fiscal 2000.

3. Stockholder Proposal                 [ ]         [ ]            [ ]

4. In the proxies' discretion, such other business as may properly come before the meeting.

     Shares of Common Stock of the Corporation will be voted as specified. If no specification is made, shares will be voted "FOR" the election of the Board of Directors' nominees to the Board of Directors, "FOR" the appointment of Ernst & Young LLP, "AGAINST" the Stockholder Proposal and otherwise at the discretion of the proxies.

     Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.


---------  ------------------------------------------------------------------
Date           Shareholder sign above         Co-holder (if any) sign above


 * Detach above card, sign, date and mail in postage paid envelope provided. *


                         PARKVALE FINANCIAL CORPORATION


                              PLEASE ACT PROMPTLY